As filed with the Securities and Exchange Commission on December 19, 2006
Registration No. 333-138005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Amendment No. 1

WESTMONT RESOURCES INC.
(Name of small business issuer in its charter)

NEVADA	1000	76-0773948
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1621 Freeway Drive, Suite 209
Mount Vernon, WA 98273
Telephone: (360) 395-6040
(Address and telephone number of principal executive offices)

CAMLEX MANAGEMENT (NEVADA) INC.
8275 S. Eastern Avenue, Suite 200
Las Vegas, NV 89123
Tel: (702) 990-8800
(Name, address and telephone number of agent for service)

Copies to:
O’NEILL LAW GROUP PLLC
435 Martin Street, Suite 1010
Blaine, WA 98230
Tel: (360) 332-3300

Approximate date of proposed sale to the public:	As soon as practicable after this Registration Statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Dollar Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share, previously issued to investors	$153,320	$0.04	$153,320	$16.41
(1)	Total represents 3,833,000 shares issued by Westmont Resources Inc. in a private placement transaction completed on May 31, 2006.
(2)	This price was arbitrarily determined by Westmont Resources Inc.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED DECEMBER 14, 2006

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

WESTMONT RESOURCES INC.

Prospectus
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3,833,000 SHARES
COMMON STOCK
-------------------------

The selling stockholders named in this prospectus are offering the 3,833,000 shares of common stock of Westmont Resources Inc. (“Westmont”) offered through this prospectus. Westmont has set an offering price for these securities of $0.04 per share of its common stock offered through this prospectus.

			Proceeds to Selling Stockholders
	Offering Price	Commissions	Before Expenses and Commissions
Per Share	$0.04	Not Applicable	$0.04

Total	$153,320	Not Applicable	$153,320

Westmont is not selling any shares of its common stock in this Offering and therefore will not receive any proceeds from this Offering.

Westmont’s common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.04 per share until such time as the shares of the Westmont’s common stock are traded on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”). Although Westmont intends to apply for trading of its common stock on the OTC Bulletin Board, public trading of its common stock may never materialize. If Westmont’s common stock becomes traded on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling stockholders.

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The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 6 through 9 before buying any shares of Westmont’s common stock.

This Offering will terminate nine months after this prospectus is declared effective by the SEC. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or similar account.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date Of This Prospectus Is: December 14, 2006

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i

PROSPECTUS
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WESTMONT RESOURCES INC.
3,833,000 SHARES
COMMON STOCK
--------------------------

TABLE OF CONTENTS

Page

Summary	1

The Offering	2

Glossary Of Technical Geological Terms	3

Risk Factors	6

If we do not obtain additional financing, our business will fail	6

We have yet to earn revenue from our mineral exploration and, because our ability to sustain our operations is dependent on our ability to raise financing, our accountants believe that there is substantial doubt about our ability to continue as a going concern	6

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.	6

We have no known mineral reserves and if we cannot find any, we will have to cease operations.	7

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business	7

As we undertake exploration of our mineral claim, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program	7

Because our sole executive officer and director does not have formal training specific to the technicalities of mineral exploration, there is a higher risk that our business will fail.	8

Because our sole executive officer and director, Andrew Jarvis, owns 58.9% of our outstanding common stock, investors may find that corporate decisions controlled by Mr. Jarvis are inconsistent with the interests of other stockholders.	8

We may conduct further offerings in the future in which case your shareholdings will be diluted	8

If a market for our common stock does not develop, stockholders may be unable to sell their shares.	8

Because our stock is a penny stock, stockholders will be more limited in their ability to sell their stock	9

Use Of Proceeds	9

Determination Of Offering Price	9

Dilution	9

ii

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

iii

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our,” and “Westmont” refers to Westmont Resources Inc. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common stock.

WESTMONT RESOURCES INC.

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We currently own a 100% undivided interest in a mineral property located in the Province of British Columbia, Canada, that we call the “JB 1 Claim.” The JB 1 Claim consists of an area of approximately 796.535 hectares (approximately 1,968 acres) located at Gold Bottom Creek, on the southwest flank of Mt. O’Keefe, 31 miles south of Atlin, British Columbia, Canada. Due to restrictions set by the Province of British Columbia on the ownership of mineral claims, title to the JB 1 Claim is currently held by our wholly owned British Columbia subsidiary, Norstar Explorations Ltd. Our plan of operation is to conduct mineral exploration activities on the JB 1 Claim in order to assess whether it possess mineral deposits capable of commercial extraction.

We have not earned any revenues from our mineral exploration to date. We do not anticipate earning revenues from our mineral exploration until such time as we enter into commercial production of our mineral property. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our property, or if such deposits are discovered, that we will enter into further substantial exploration programs.

Summary Financial Information

Our financial information as of the three month period ended August 31, 2006 and our fiscal years ended May 31, 2006 and 2005 is summarized below:

Summary Balance Sheet Information:	As at August 31, 2006 (Unaudited)	As at May 31, 2006 (Audited)	As at May 31, 2005 (Audited)
Cash	$66,089	$73,707	$13,607
Total Assets	$68,054	$73,707	$15,206
Liabilities	$11,392	$12,288	$3,521
Total Stockholders’ Equity	$56,662	$61,419	$11,685

Summary Statement of Operations:	Three Months Ended August 31, 2006 (Unaudited)	Year Ended May 31, 2006 (Audited)	Period from November 16, 2004 (Date of Inception) to May 31, 2005 (Audited)
Revenue	$Nil	$Nil	$Nil
Expenses	$6,257	$22,226	$7,015
Other Income	$1,500	$6,000	$2,500
Net Loss	$4,757	$16,226	$4,515
Net Loss Per Common Share	$0.00	$0.00	$0.00

About Us

We were incorporated on November 16, 2004 under the laws of the State of Nevada. Our principal offices are located at 1621 Freeway Drive, Suite 209, Mount Vernon, WA, 98273. Our telephone number is (360) 395-6040.

THE OFFERING

The Issuer:	Westmont Resources Inc.

Selling Security Holders:

The selling stockholders named in this prospectus are existing stockholders of Westmont who purchased shares of our common stock in a private placement transaction completed on May 31, 2006. The issuance of the shares by us to the selling stockholders was exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). See “Selling Security Holders.”

Securities Being Offered:	Up to 3,833,000 shares of our common stock, par value $0.001 per share.

Offering Price:

The offering price of the common stock is $0.04 per share. We intend to apply to the OTC Bulletin Board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the “Exchange Act”). If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders.

Duration of Offering:	This Offering will terminate nine months after this prospectus is declared effective by the SEC.

Minimum Number of Shares To Be Sold in This Offering:	None.

Common Stock Outstanding Before and After the Offering:	9,333,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

GLOSSARY OF TECHNICAL GEOLOGICAL TERMS

The following defined technical terms are used in our prospectus:

Amphibolite	A faintly foliated metamorphic rock developed during regional metamorphism of simatic rocks.

Allocthon	(i) An accreted terrane, formed by the juxtaposition of dissimilar geological features as a result of crustal fragmentation and movement;

(ii)

A mass of rock or fault block that has been moved from its place of origin by tectonic processes. Many allocthonous rocks have been moved so far from their original sites that they differ greatly in facies and structure from those on which they now lie; and

(iii) A naturally occurring geological unit that has been moved a large distance by tectonic processes such as continental drift.

Argillic	A form of alteration characterized by formation of clay minerals.

Argillite	A fine-grained sedimentary rock, usually exhibiting strong banding.

Basalt	A general term for dark-colored mafic igneous rocks, commonly extrusive but locally intrusive (e.g., as in dikes).

Batholith	A body of crystalline plutonic rock, which may be homogeneous or compounded from more than one magmatic source; an area in an outcrop or subcrop in excess of 39 square miles.

Brecciation	The formation of angular rock fragments.

Chalcedonite	Fibrous quartz with a negative elongation.

Cherts	Granular cryptocrystalline silica, similar to flint but usually light in color. Occurs as compact massive rock or as nodules.

Clastic	Fragments of minerals, rocks, or organic structures that have been moved individually from their places of origin.

Conglomerate	Detrital sedimentary rock made up of more or less rounded fragments of such size that a substantial percentage of volume of rock consists of particles of granule size or larger.

Cryptocrystalline

State of matter in which there is actually orderly arrangement of atoms characteristic of crystals but in units so small (material is so fine grained) that crystalline nature cannot be determined with an ordinary microscope.

Detrital	Rock formed from accumulation of minerals and rocks derived from erosion of previously existing rocks or from weathered products of these rocks.

Diorite	A dark coloured intermediate intrusive igneous rock. Diorite is an extremely hard rock.

Dunite	Member of the peridotite family with more than 90% olivine, typically with Mg/Fe ratio equal to about 9.

Feldspar	Any of a group of hard crystalline minerals that consist of aluminum silicates of potassium or sodium or calcium or barium.

Felsite	General term for light-colored, fine-grained igneous rocks.

Ferromagnesian	Containing iron and magnesium.

Gabbro	Coarse-grained igneous rock with composition of basalt.

Gangue	The valueless minerals in an ore. The part of an ore that is not economically desirable, but cannot be avoided in mining.

Greenschist facies	A low intensity stage of metamorphism with incipient development of low temperature micaceous minerals.

Greywacke	A variety of sandstone generally characterized by hardness, dark color, and angular grains of quartz, feldspar, and small rock fragments set in matrix of clay-sized particles.

Harzburgite	Member of the peridotite family which is predominantly composed of olivine plus orthopyroxene.

Hydrothermal	A mineral deposit formed by circulating fluids, usually implies elevated temperatures but is without any particular restrictions of temperature or pressure.

Igneous	A type of rock formed by the consolidation of magma.

Jurassic	Second Period of Mesozoic Era, which covered span of time between 190 – 135 million years before the present time.

Listwanite	Carbonated serpentinite.

Lode	A mineral deposit in consolidated rock as opposed to a placer deposit.

Mafic	Pertaining to or composed dominantly of the ferromagnesian rock-forming silicates; said of some igneous rocks and their constituent minerals.

Meta-diorite	A contraction of metamorphic diorite that was proposed for certain metamorphic rocks that resemble diorite, but which may have been the result of the metamorphism of sedimentary rocks.

Meta-gabbro	Metamorphosed gabbro.

Metamorphism

A process whereby rocks undergo physical or chemical changes or both to achieve equilibrium with conditions other than those under which they were originally formed. Agents of metamorphism are heat, pressure, and chemically active fluids.

Micaceous	Any of various colored or transparent mineral silicates crystallizing in monoclinic forms that readily separate into very thin leaves.

Mineralization	The concentration of metals and their chemical compounds within a body of rock.

Monocline	Double flexure connecting strata at one level with same strata at another level.

Mudstone	Fine-grained, detrital sedimentary rock made up of silt- and clay-sized particles.

Negative Elongation	Lathlike, rodlike, or acicular crystals in which the slow polarized light ray lies across the long direction of the crystal.

Olivine	Olive green, grayish green, brown, or black members intermediate in the forsterite- fayalite crystal solution series are common rock-forming minerals in gabbros, basalts, peridotites, and dunites.

Ore	A mixture of minerals and gangue from which at least one metal can be extracted at a profit.

Orthopyroxene	The subgroup name for pyroxenes crystallizing in the orthorhombic system, commonly containing no calcium and little or no aluminum.

Peridotite	A coarse-grained plutonic rock composed chiefly of olivine with or without other mafic minerals such as pyroxenes, amphiboles, or micas, and containing little or no feldspar.

Porphyry	A heterogeneous rock characterized by the presence of crustals in a relatively finer-grained matrix.

Pyrite

The most common of the sulphide minerals. It is usually found associated with other sulphides or oxides in quartz veins, sedimentary rock and metamorphic rock, as well as in coal beds, and as the replacement mineral in fossils.

Pyroxene	A group of chiefly magnesium-iron minerals.

Quartz	A mineral whose composition is silicon dioxide. A crystalline form of silica.

Quarzite	Metamorphic rock commonly formed by metamorphism of sandstone and composed of quartz.

Reserve	For the purposes of this prospectus: that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

Schist	Metamorphic rock dominated by fibrous or platy minerals; has schistose cleavage and is product of regional metamorphism.

Serpentinite	A rock consisting almost wholly of serpentine-group minerals derived from the alteration of ferromagnesian silicate minerals, such as olivine and pyroxene.

Silica	The chemically resistant dioxide of silicon, SiO2 occurring naturally as five crystalline polymorphs.

Siltstone	A massive mudstone in which the silt predominates over clay.

Simatic	Igneous rock composed predominantly of ferromagnesian minerals.

Slate	A fine-grained, homogeneous, metamorphic rock which was derived from an original sedimentary rock composed of clay or volcanic ash.

Stockwork	A mineral deposit consisting of a three-dimensional network of planar to irregular veinlets.

Sulphide	A mineral compound characterized by the linkage of sulfur with a metal or semimetal.

Telluride	A mineral that is a compound of a metal and tellurium.

Tellurium	A trigonal semi-metallic mineral.

Terrane	A region where a particular rock or group of rocks predominates.

Ultramafic	Said of an igneous rock composed chiefly of mafic minerals.

Vein	An occurrence of ore with an irregular development in length, width and depth usually from an intrusion of igneous rock.

Veinlet	A small or secondary vein.

Volcaniclastic

Pertaining to all clastic volcanic materials formed by any process of fragmentation, dispersed by any kind of transporting agent, deposited in any environment or mixed in any significant portion with non-volcanic fragments.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

If we do not obtain additional financing, our business will fail.

Our current operating funds are sufficient to meet the anticipated costs of Phase I, II, and III of our exploration program. However, our existing funds may be insufficient if the actual costs of our exploration program significantly exceed our estimates or if we decide to proceed beyond Phase III of our exploration program or if we decided to begin mining efforts in the event that it is determined that our property contains mineral reserves. Therefore, we will need to obtain additional financing in order to complete our full business plan. As of the fiscal period ended August 31, 2006, we had cash on hand in the amount of $66,089 . We have not earned any revenues from our mineral exploration since our inception. Our plan of operation calls for significant expenses in connection with the exploration of our mineral claim. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors outside of our control, including the results from our exploration program, and any unanticipated problems relating to our mineral exploration activities, including environmental assessments and additional costs and expenses that may exceed our current estimates. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us in which case our business will fail.

We have yet to earn revenue from our mineral exploration and, because our ability to sustain our operations is dependent on our ability to raise financing, our accountants believe that there is substantial doubt about our ability to continue as a going concern.

We have accrued net losses of $25,498 for the period from our inception on November 16, 2004 to August 31, 2006, and have no significant revenues to date . Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our mineral claim. These factors raise substantial doubt that we will be able to continue as a going concern. Telford Sadovnick, P.L.L.C., Certified Public Accountants, our independent auditors, have expressed substantial doubt about our ability to continue as a going concern given our accumulated losses. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. If we fail to raise sufficient capital, we will not be able to complete our business plan. As a result we may have to liquidate our business and you may lose your investment. You should consider our auditor's comments when determining if an investment in Westmont is suitable.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

You should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The JB 1 Claim does not contain a known body of commercial ore and, therefore, any program conducted on the JB 1 Claim would be an exploratory search of ore. There is no certainty that any expenditures made in the exploration of the JB 1 Claim will result in discoveries of commercial quantities of ore. Most exploration projects do not result in the discovery of commercially mineable deposits of ore. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration program do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon our possessing capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations.

We have no known mineral reserves and if we cannot find any, we will have to cease operations.

We have no mineral reserves. If we do not find a commercially viable mineral reserve, or if we cannot complete the exploration of the mineral reserve, either because we do not have the money to do it or because it will not be economically feasible to do so, we may have to cease operations and you may lose your investment. Mineral exploration is highly speculative. It involves many risks and is often non-productive. Even if we are able to find mineral reserves on our property, our production capability is subject to further risks including:

-

Costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities, all of which we have not budgeted for;

-	Availability and costs of financing;
-	Ongoing costs of production; and
-	Environmental compliance regulations and restraints.

The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond our control and which cannot be accurately predicted, such as market fluctuations, the lack of milling facilities and processing equipment near the JB 1 Claim, and such other factors as government regulations, including regulations relating to allowable production, importing and exporting of minerals, and environmental protection.

Given the above noted risks, the chances of finding reserves on our mineral property are remote and funds expended on exploration will likely be lost.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no insurance to cover against these hazards. The payment of such liabilities may result in our inability to complete our planned exploration program and/or obtain additional financing to fund our exploration program.

As we undertake exploration of our mineral claim, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program.

There are several governmental regulations that materially restrict mineral exploration. We will be subject to the laws of the Province of British Columbia, Canada as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

  Water discharge will have to meet drinking water standards;

  Dust generation will have to be minimal or otherwise re-mediated;

  Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;

  An assessment of all materials to be left on the surface will need to be environmentally benign;

  Ground water will have to be monitored for any potential contaminants;

  The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

  There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

Our annual cost of compliance with the Mineral Tenure Act is currently approximately $2,868 per year. There is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program. We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. If remediation costs exceed our cash reserves, we may be unable to complete our exploration program and have to abandon our operations.

Because our sole executive officer and director does not have formal training specific to the technicalities of mineral exploration, there is a higher risk that our business will fail.

Andrew Jarvis, our sole executive officer and sole director, does not have any formal training as a geologist and only limited training in the technical aspects of managing a mineral exploration company. With very limited direct training or experience in these areas, our management may not be fully aware of the specific requirements related to working within this industry. Our management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

Because our sole executive officer and director, Andrew Jarvis, owns 58.9% of our outstanding common stock, investors may find that corporate decisions controlled by Mr. Jarvis are inconsistent with the interests of other stockholders.

Andrew Jarvis, our President, Secretary and Treasurer, controls 58.9% of our issued and outstanding shares of common stock. Accordingly, in accordance with our Articles of Incorporation and Bylaws, Mr. Jarvis is able to control who is elected to our board of directors and thus could act, or could have the power to act, as our management. Since Mr. Jarvis is not simply a passive investor, but is also one of our active executives, his interests as an executive may, at times, be adverse to those of passive investors. Where those conflicts exist, our shareholders will be dependent upon Mr. Jarvis exercising, in a manner fair to all of our shareholders, his fiduciary duties as an officer or as a member of our board of directors. Also, due to his stock ownership position, Mr. Jarvis will have: (i) the ability to control the outcome of most corporate actions requiring stockholder approval, including amendments to our Articles of Incorporation; (ii) the ability to control corporate combinations or similar transactions that might benefit minority stockholders which may be rejected by Mr. Jarvis to their detriment, and (iii) control over transactions between him and Westmont.

We may conduct further offerings in the future in which case your shareholdings will be diluted.

We completed an offering of 3,833,000 shares of our common stock at a price of $0.02 per share to investors on May 31, 2006. Since our inception, we have relied on such equity sales of our common stock to fund our operations. We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, your percentage interest in us will be diluted. The result of this could reduce the value of your stock.

If a market for our common stock does not develop, stockholders may be unable to sell their shares.

There is currently no market for our common stock and we can provide no assurance that a market will develop. We intend to apply for trading of our common stock on the OTC Bulletin Board. However, we can provide no assurance that our shares will be approved for trading on the OTC Bulletin Board or, if traded, that a public market will materialize. If our common stock is not traded on the OTC Bulletin Board or if a public market for our common stock does not develop, stockholders may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

Because our stock is a penny stock, stockholders will be more limited in their ability to sell their stock.

The shares offered by this prospectus constitute a penny stock under the Exchange Act. The shares will remain classified as a penny stock for the foreseeable future. The classification as a penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to rules 15g-1 through 15g-10 of the Exchange Act. Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The $0.04 per share offering price of our common stock was determined based on our internal assessment of what the market would support. However, the selection of this particular price was influenced by the last sales price from our most recent private offering of 3,833,000 shares of our common stock which was completed on May 31, 2006 at a price of $0.02 per share. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the OTC Bulletin Board for the trading of our common stock upon our becoming a reporting entity under the Exchange Act. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders named in this prospectus.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

The selling stockholders named in this prospectus are offering all of the 3,833,000 shares of common stock offered through this prospectus. The selling stockholders acquired the 3,833,000 shares of common stock offered through this prospectus from us in an offering that was exempt from registration under Regulation S of the Securities Act and completed on May 31, 2006.

The following table provides as of December 14, 2006 information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

1.	the number of shares beneficially owned by each prior to this Offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be beneficially owned by each upon completion of the Offering;
4.	the percentage owned by each upon completion of the Offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Matt Allsopp	25,000	*	25,000	Nil	*
Shelley Andrist	25,000	*	25,000	Nil	*
Louise M. Bellamy	15,000	*	15,000	Nil	*
Hallie Bird	250,000	2.7%	250,000	Nil	*
Tamara Brooks	5,000	*	5,000	Nil	*
Lance Burrows	200,000	2.1%	200,000	Nil	*
Lindsay Buziak	3,500	*	3,500	Nil	*
Corinne Funk	25,000	*	25,000	Nil	*
Annette S. Gaudet	20,000	*	20,000	Nil	*
Gina Gaudet	35,000	*	35,000	Nil	*
Diana Gislason	6,000	*	6,000	Nil	*
Jens Heiliger	5,000	*	5,000	Nil	*
Janice Gay Holt	25,000	*	25,000	Nil	*
Blair Jarvis(3)	250,000	2.7%	250,000	Nil	*
Denise Jarvis(4)	100,000	1.1%	100,000	Nil	*
Donald L. Jarvis(5)	200,000	2.1%	200,000	Nil	*
Ian Jarvis(6)	350,000	3.8%	350,000	Nil	*
Greg Kansky	52,500	*	52,500	Nil	*
Ralph Kelpin	50,000	*	50,000	Nil	*
Robert Kief	43,500	*	43,500	Nil	*
Heather Knittel	125,000	1.3%	125,000	Nil	*
Todd Kowaluk	5,000	*	5,000	Nil	*
Janice Loverock	5,000	*	5,000	Nil	*
Fleur Matthewson	5,000	*	5,000	Nil	*
Mike Mavius	125,000	1.3%	125,000	Nil	*
Greg McAdam	330,000	3.5%	330,000	Nil	*

Name Of Selling Stockholder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Chris MacFarlane	260,000	2.8%	260,000	Nil	*
David MacFarlane	5,000	*	5,000	Nil	*
Tom McGonigal	100,000	1.1%	100,000	Nil	*
Theresa Mackenzie	10,000	*	10,000	Nil	*
Rob Merilees	100,000	1.1%	100,000	Nil	*
Susanne M. Milka	25,000	*	25,000	Nil	*
James R. Neuber	125,000	1.3%	125,000	Nil	*
Terri Ann Neuber	125,000	1.3%	125,000	Nil	*
Aziz Rajwani	25,000	*	25,000	Nil	*
Pavlina Sachova	25,000	*	25,000	Nil	*
Brad Scott	150,000	1.6%	150,000	Nil	*
Jason Shewchuk	50,000	*	50,000	Nil	*
Tammy Shewchuk	240,000	2.6%	240,000	Nil	*
Wayne Shewchuk	25,000	*	25,000	Nil	*
Carolyne Sing	5,000	*	5,000	Nil	*
Nadwynn Sing	250,000	2.7%	250,000	Nil	*
Pamela V. Sing	5,000	*	5,000	Nil	*
Rolynna Sing	5,000	*	5,000	Nil	*
Ken Swanson	5,000	*	5,000	Nil	*
Laura Williams	10,000	*	10,000	Nil	*
Jerry Yang	7,500	*	7,500	Nil	*
TOTAL	3,833,000	41.1%	3,833,000	NIL	*
           Notes:
*	Represents less than 1%.
(1)

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)

Applicable percentage of ownership is based on 9,333,000 common shares outstanding as of December 14, 2006 , plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(3)	Blair Jarvis is the brother of our sole executive officer and director, Andrew Jarvis.
(4)	Denise Jarvis is the mother of our sole executive officer and director, Andrew Jarvis.
(5)	Donald L. Jarvis is the father of our sole executive officer and director, Andrew Jarvis.
(6)	Ian Jarvis is the brother of our sole executive officer and director, Andrew Jarvis.

Andrew Jarvis has been a member of our board of directors since November 16, 2004. Except as disclosed above, none of the selling stockholders:

(i)	has had a material relationship with us other than as a stockholder at any time within the past three years; or

(ii)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling stockholders to sell their shares on a continuous or delayed basis for a period of nine months after this registration statement is declared effective. The selling stockholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets as the common stock may from time to time be trading;

2.	In privately negotiated transactions;

3.	Through the writing of options on the common stock;

4.	In short sales; or

5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.04 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board. Although we intend to apply for trading of our common stock on the OTC Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;

2.	A price related to such prevailing market price of our common stock; or

3.	Such other price as the selling stockholders determine from time to time.

The selling stockholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling stockholders will likely pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the selling stockholders named in this prospectus. The estimated costs of this Offering are $32,016. We are bearing all costs relating to the registration of the common stock. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If an underwriter is selected in connection with this Offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholder is distributing shares covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

We are required by Section 78.090 of the Nevada Revised Statutes (the “NRS”) to maintain a resident agent in the State of Nevada. Our resident agent for this purpose is Camlex Management (Nevada) Inc. of 8275 S. Eastern Avenue, Suite 200, Las Vegas, Nevada, 89123. All legal process and any demand or notice authorized by law to be served upon us may be served upon our resident agent in the State of Nevada in the manner provided in NRS 14.020(2) .

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our sole executive officer and director and his age and titles as of December 14, 2006 are as follows:

Name of Director	Age	Position
Andrew Jarvis	39	President, Secretary, Treasurer, and Director

Mr. Andrew Jarvis is the President, Secretary, Treasurer and sole director of Westmont. Mr. Jarvis has a Bachelor of Business Administration (1990) from Simon Fraser University. In 2004, Mr. Jarvis successfully passed an overview course on the mineral exploration industry at the British Columbia Institute of Technology. Mr. Jarvis is a member of the British Columbia & Yukon Chamber of Mines.

From 1991 to 1992, Mr. Jarvis was employed as a cable installation crew supervisor with Telecommunications Terminal Systems. From 1993 to 2002, Mr. Jarvis was the president of Advantage Network Services Inc. and Expertech Cablecom Inc., companies engaged in the telecom equipment and cable installation business. He was also a director of Eagle Ridge Ventures Inc. from November 15, 2004 to August 31, 2005.

Mr. Jarvis provides his services on a part-time basis as required for our business. Mr. Jarvis presently commits approximately 25% of his business time to our business. Mr. Jarvis donates his management services to us free of charge. The management services donated by Mr. Jarvis are valued at $500 per month.

Mr. Jarvis does not have formal training as a geologist and very limited training on the technical and managerial aspects of managing a mineral exploration company. His prior managerial and consulting positions have not been in the mineral exploration industry. Accordingly, we will have to rely on the technical services of others to advise us on the managerial aspects specifically associated with a mineral exploration company. We do not have any employees who have professional training or experience in the mining industry. We rely on independent geological consultants to make recommendations to us on work programs on our property, to hire appropriately skilled persons on a contract basis to complete work programs and to supervise, review, and report on such programs to us.

Term of Office

Members of our board of directors are appointed to hold office until the next annual meeting of our stockholders or until his or her successor is elected and qualified, or until he or she resigns or is removed in accordance with the provisions of the Nevada Revised Statutes. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our sole officer and director.

We conduct our business through agreements with consultants and arms-length third parties. Currently, we have no formal consulting agreements in place. We have a verbal arrangement with the consulting geologist currently conducting the exploratory work on the JB 1 Claim. We pay to this geologist the usual and customary rates received by geologists performing similar consulting services.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our board of directors. As such, Mr. Jarvis acts in those capacities as our sole director.

Audit Committee Financial Expert

Mr. Jarvis is our sole director and does not qualify as an “audit committee financial expert.” We believe that the cost related to retaining such a financial expert at this time is prohibitive. Further, because we are in the start-up stage of our business operations, we believe that the services of an audit committee financial expert are not warranted at this time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of December 14, 2006 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) our sole director, and (iii) our named executive officers as defined in Item 402(a)(2) of Regulation S-B. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(1)
Common Stock	Andrew Jarvis President, Secretary, Treasurer, and Director 1621 Freeway Drive, Suite 209 Mount Vernon, WA 98273	5,500,000 Direct	58.9%
Common Stock	All Officers and Directors as a Group (1 person)	5,500,000	58.9%
Holders of More than 5% of Our Common Stock
Common Stock	Andrew Jarvis President, Secretary, Treasurer, and Director 1621 Freeway Drive, Suite 209 Mount Vernon, WA 98273	5,500,000 Direct	58.9%

Notes:

(1)

A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares.

Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on December 14, 2006 . As of December 14, 2006 , there were 9,333,000 shares of our common stock issued and outstanding.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 75,000,000 shares of common stock, with a par value of $0.001 per share. As of December 14, 2006 , there were 9,333,000 shares of our common stock issued and outstanding that are held of record by forty eight (48) registered stockholders.

Common Stock

The following is a summary of the material rights and restrictions associated with our common stock. This description does not purport to be a complete description of all of the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our most current Articles of Incorporation and Bylaws, which are included as exhibits to this registration statement.

The holders of our common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of our common stock, including the election of directors. Holders of our common stock do not have cumulative voting rights in the election of directors. Pursuant to the provisions of Section 78.320 of the Nevada Revised Statutes (the “NRS”) and Section 5 of our Bylaws, at lease one percent of the outstanding shares of stock entitled to vote must be present, in person or by proxy, at any meeting of our stockholders in order to constitute a valid quorum for the transaction of business. Actions taken by stockholders at a meeting in which a valid quorum is present are approved if the number of votes cast at the meeting in favor of the action exceeds the number of votes cast in opposition to the action, provided, however, that directors shall be elected by a plurality of the votes of the shares present at the meeting and entitled to vote. Certain fundamental corporate changes such as the liquidation of all of our assets, mergers or amendments to our Articles of Incorporation require the approval of holders of a majority of the outstanding shares entitled to vote.

Holders of our common stock do not have any preemptive rights to purchase shares in any future issuances of our common stock or any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

The holders of our common stock are entitled to receive dividends pro rata based on the number of shares held, when and if declared by our board of directors, from funds legally available for that purpose. In the event of the liquidation, dissolution or winding up of the affairs of Westmont, all our assets and funds remaining after the payment of all debts and other liabilities are to be distributed, pro rata, among the holders of our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

There are no dividend restrictions that limit our ability to pay dividends on our common stock in our Articles of Incorporation or Bylaws. Chapter 78 of the NRS does provide certain limitations on our ability to declare dividends. Section 78.288 of Chapter 78 of the NRS prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

(a)	we would not be able to pay our debts as they become due in the usual course of business; or

(b)

except as may be allowed by our Articles of Incorporation, our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders who may have preferential rights and whose preferential rights are superior to those receiving the distribution.

Nevada Anti-Takeover Laws

Nevada Revised Statutes (“NRS”) Sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our Articles of Incorporation and Bylaws do not state that these provisions do not apply.

The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The restrictions on the acquisition of controlling interests contained in NRS Sections 78.378 to 78.3793 apply only to a Nevada corporation that:

(a)	has 200 stockholders of record (at least 100 of whom have addresses in the State of Nevada appearing on the stock ledgers of the corporation); and

(b)	does business in the State of Nevada, either directly or through an affiliated corporation.

Currently, we do not have 200 stockholders of record, nor do we have any stockholders of record with addresses in the State of Nevada. Furthermore, we do not conduct business in the State of Nevada and we do not intend to conduct business in the State of Nevada in the near future. Accordingly, the anti-takeover provisions contained in NRS Sections 78.378 to 78.3793 do not apply to us, and are not likely to apply to us in the foreseeable future.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

O’Neill Law Group PLLC has assisted us in the preparation of this prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock.

Telford Sadovnick, P.L.L.C., Certified Public Accountants (“Telford”), our independent registered public accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Telford has presented its report with respect to our audited financial statements. The report of Telford is included in reliance upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on November 16, 2004 under the laws of the State of Nevada.

Andrew Jarvis, our President, Secretary and Treasurer and sole director, has been our sole promoter since our inception. Mr. Jarvis acquired from us 5,500,000 shares of our common stock at a price of $0.001 per share on March 16, 2005. Mr. Jarvis paid a total purchase price of $5,500 for these shares. We purchased the JB 1 Claim from Mr. Jarvis at a cost of $4,000 CDN (approximately $3,304 USD) in March, 2005. Title to the JB 1 Claim is currently held by our wholly owned subsidiary, Norstar Explorations Ltd. Other than as mentioned above, Mr. Jarvis has not entered into any other agreement with us in which he is to receive from us or provide to us anything of value.

DESCRIPTION OF BUSINESS

In General

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We currently own a 100% undivided interest in a mineral property located in the Province of British Columbia, Canada, that we call the “JB 1 Claim.” We are currently conducting mineral exploration activities on the JB 1 Claim in order to assess whether it contains any commercially exploitable gold, copper or silver reserves. Currently, there are no known mineral reserves on the JB 1 Claim.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral property. We are presently in the exploration stage of our business and we can provide no assurance that any commercially viable mineral deposits exist on our mineral claim, that we will discover commercially exploitable levels of mineral resources on our property, or, if such deposits are discovered, that we will enter into further substantial exploration programs. Further exploration is required before a final determination can be made as to whether our mineral claim possesses commercially exploitable mineral deposits of copper, silver and gold.

Acquisition of the JB 1 Claim

In March, 2005, we purchased a 100% undivided interest in a mineral claim known as the JB 1 Claim from Andrew Jarvis at a price of $4,000 CDN (approximately $3,304 US).

Title to the JB 1 Claim

Under the Mineral Tenure Act, title to British Columbia mineral claims can only be held by individuals, British Columbia corporations or foreign corporations extra-provincially registered in British Columbia. As such, title to our mineral claim is held by our wholly owned subsidiary, Norstar Explorations Ltd., a British Columbia company.

Geological Report on the JB 1 Claim

We engaged Erik Ostensoe, P.Geo., to prepare a geological evaluation report on the JB 1 Claim. Mr. Ostensoe is a consulting professional geoscientist in the Geological Section of the Association of Professional Engineers and Geoscientists of the Province of British Columbia, Canada. Mr. Ostensoe attended the University of British Columbia and holds a Bachelor of Science (Honors) degree in Geology. Mr. Ostensoe has been a registered member of the Association of Professional Engineers and Geoscientists of British Columbia for more than 15 years.

The work completed by Mr. Ostensoe in preparing the geological report consisted of the review of geological data from previous exploration within the region. The acquisition of this data involved the research and investigation of historic files to locate and retrieve data information acquired by previous exploration companies in the area of the mineral claim.

We received the geological evaluation report on the JB 1 Claim entitled “Report and Recommendations JB 1 Claim Tenure No. 530766, Atlin Mining District Northwestern British Columbia Canada” prepared by Mr. Ostensoe on April 23, 2006. The geological report summarizes the results of the history of the exploration of the mineral claim, the regional and local geology of the mineral claim and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claim and recommends a further geological exploration program on the mineral claim. The description of the JB 1 Claim provided below is based on Mr. Ostensoe’s report.

Description of Property and Location of the JB 1 Claim

The JB 1 Claim is comprised of 796.535 hectares, located 31 miles south of Atlin, British Columbia, Canada, at Gold Bottom Creek, on the southwest flank of Mt. O’Keefe. See “Figure 1” below.

The JB 1 Claim is recorded with the Ministry of Energy, Mines and Petroleum Resources for the Province of British Columbia (the “Ministry of Mines”) as follows:

Name of Mineral Claim	Area in Hectares	Tenure Number	Expiry Date
JB 1	796.535	530766	March 29, 2007

The Province of British Columbia owns the land covered by the mineral claim. To our knowledge, there are no aboriginal land claims that might affect our title to the mineral claim or the Province’s title of the property.

In order to maintain the JB 1 Claim in good standing, we must complete minimum exploration work on the mineral claim and file confirmation of the completion of the work with the Ministry of Mines. In lieu of completing this work, we may pay a fee equal to the minimum exploration work that must be performed with the Ministry of Mines. The completion of mineral exploration work or payment in lieu of exploration work in any year will extend the existence of our mineral claim for one additional year. Our mineral claim is currently in good standing until March 29, 2007. The minimum exploration work that must be performed and/or the fee for keeping our claim current is equal to $4.00 CDN (approximately $3.60 US) per hectare for the first three years and $8.00 CDN (approximately $7.20 US) per hectare thereafter. The JB 1 Claim is comprised of approximately 796.535 hectares, meaning that we will be required to complete minimum exploration work or pay a minimum fee of $3,186 CDN (approximately $2,868 US) each year prior to March 29 for the first three years, in order to keep the JB 1 Claim current. Thereafter, the minimum exploration work/fee payable will increase to $6,372 CDN (approximately $5,735 US) per year. If we fail to complete the minimum required amount of exploration work or fail to make a payment in lieu of this exploration work, our mineral claim will lapse and we will lose all interest in our mineral claim.

Figure 1
Location of Claim

Location

The JB 1 Claim is located south of Mt. O’Keefe, which is 24 miles southeast of Atlin, British Columbia, Canada. The claim is situated immediately southwest of Mt. O’Keefe and 5.2 miles south of Kuthai Lake (aka “Silver Salmon Lake”) in the headwaters area of Gold Bottom Creek, a tributary of the Sloko River. The Sloko River flows westerly into Atlin Lake and ultimately into the Yukon River system. Elevations on the claim vary from 3,478 feet to 4,511 feet above sea level.

Terrain in the vicinity of the JB 1 Claim is typically post-glacial with gently rounded surfaces and a thin veneer of glacial till and deposits of unconsolidated glacio-fluvial gravels and sands. Outcroppings of bedrock are abundant and forest cover is very sparce.

Physiography & Access

The Mt. O’Keefe area lies east of the Boundary Ranges of the Coast Mountains, in the Taku Plateau physiographic subdivision of the Yukon Plateau. The terrain mostly comprises glaciated hills with moderately steep slopes and underfit streams that occupy broad channels established by glaciers and meltwater streams.

Principal stream drainages flow via the O’Donnel River to Atlin Lake and ultimately to the Yukon River system and other nearby streams flow southerly into the Taku River system. Many of the district lakes, and particularly the Atlin, Surprise and Teslin Lakes, are long, narrow and fjord-like, as a result of both continental and alpine glaciation. There is a complex process of till deposition, erosion and stream capture, related to Wisconsin age continental glaciation and episodes of alpine glaciation.

Atlin is a relatively isolated community of about 350 residents located on the east shore of Atlin Lake in northwestern British Columbia. It is 61 miles south of Jakes Corner, Yukon, on the Alaska Highway and 113 miles from Whitehorse, Yukon. A community airstrip enables air service access by small aircraft. The JB 1 Claim area is serviced by a local road that passes 12 miles southerly from Atlin to Warm Bay on Atlin Lake and continues as a seasonal miners’ road fir a further 7 miles. The remaining 16 miles is accessible by helicopter.

Climate

The Atlin district has a climate with warm summers, cold winters with moderate precipitation, equally in the form of rain and snow. Permafrost is present in sheltered areas and may impede certain types of mineral exploration work. The JB 1 Claim is located at higher elevation, closer to the Coast Mountains, and is subject to more severe weather conditions and a shorter season in which mineral exploration can be conducted.

The area has daily average temperatures of -15.4°C (4.3°F) in the month of January and 13.1°C (55.6°F) in July. The area has annual rainfall of approximately 7.6 inches and annual snowfall of 60.9 inches. On average, the area has precipitation in 115 days annually.

History

The Atlin mining area gained prominence in 1898 when placer gold was discovered, which led to active mining activities between 1898 to 1910, which have been continuous to the present. Placer mining activities spread through the district, with prominent production near Atlin and southerly to McKee Creek and tributaries of the O’Donnel River, particularly Slate Creek.

Mineral exploration intensified during the 1970s with porphyry molybdenum deposits and low grade uranium occurrences located west of Surprise Lake. The Town of Atlin served as a base of operations for prospecting and geological crews working in the nearby Coast Mountains and the Interior Plateau.

Lode gold in the Atlin district commonly occurs with sparce sulphides, including pyrite, base metal minerals and tellurides, in quartz-carbonate veins that are often enveloped by intense alteration assemblages of quartz, carbonate and green micas (i.e. listwanite). Historically, although many small deposits have been explored, none has achieved significant production.

Property Geology

The Atlin mining district lies within accreted oceanic terrane near the Cache Creek Complex of Mississippian, which is composed of Middle Jurassic age rocks, dominantly cherts and sandstones but also volcaniclastic components. Cache Creek assemblage is bordered both to the northwest and southeast by Stikine terrane, a similarly accreted arc-related volcanic allocthon, composed of thick sequences of volcaniclastic bedded formations that have north and northwesterly trending fabrics.

The “Atlin Intrusions” of harzburgite and dunite, with meta-diorite and meta-gabbro and their metamorphosed equivalent, serpentinite, are widely distributed, notably in the historic placer gold mining areas but even more prominently in a northwest trending linear belt that forms the Nahlin ultramafic body. The Nahlin ultramafic body is a north-west, south-east trending formation which extends for some 62 miles with widths of up to 5 miles. It is thought to represent an exposed portion of the ancestral earth’s mantle that is preserved along the east side of what has been identified as the Nahlin fault zone.

Bedrock outcroppings are abundantly distributed and available geological information indicates that the JB 1 Claim area is underlain by ultramafic rocks of the Atlin Intrusions. These bodies include peridotite, dunite, gabbro and diorite and their serpentinized and carbonatized equivalents. Surrounding rocks are Cache Creek group metasediments, including cherts, argillite, quartzite and schist, with greenstone and amphibolite. A previous report in 1985 includes reference to a number of small felsite intrusions of Tertiary age. The Nahlin Fault, an important and strong northwesterly trending structural element, forms the south flank of the so-called “Atlin Terrane” and separates it from the Lower Jurassic age Laberge group of relatively unaltered sedimentary rocks that consists of greywacke, siltstone, mudstone and conglomerate.

The Nahlin ultramafic body has the potential to host economically viable mineral deposits, including base metal sulphides, cinnabar (mercury), gold and platinum group element deposits. A chalcedonic stockwork, located on Gold Bottom Creek a few miles north of JB 1 Claim, is believed to be related to a hot springs-type environment. Previous operators have suggested that a bulk tonnage precious metals deposit may underlie the stockwork. Provincial geological survey personnel in 2001 discovered a massive sulphide mineral zone in Cache Creek assemblage rocks near the eastern boundary of the Nahlin ultramafite.

Mineralization

Previous reports suggest a spatial and genetic relationship between ultramafic bodies and placer gold occurrences. Although there are no assurances, viable placer gold deposits may be found south of O’Donnel River. Platinum group element concentrations may also be located according to recent studies of samples of heavy mineral and sluice box concentrates from the O’Donnel River area that contained significantly high amounts of platinum.

Prospectors in 1959 discovered chrysotile asbestos near Mt. O’Keefe and, while conducting follow-up work, found strongly mineralized “float” with impressive chalcocite mineralization. Work in the area continued in subsequent years and unconfirmed reports suggest that a 1 1/2 to 2 ft. wide vein of chalcocite was found.

Previous exploration surveys in the Gold Bottom Creek area, including most of Mt. O’Keefe, indicated anomalous mercury and arsenic values in both soil and rock samples coincident with chalcedonic stockworks. Another report indicated that, after further delineating four zones of mercury mineralization in sheared and brecciated ultramafic rocks, samples across significant widths returned more than 1% mercury. It further concluded that the area was geologically favorable for the discovery of hydrothermal mineral deposits and recommended additional work including further grid-based work with mapping and soil sampling.

Conclusions of Geological Report and Recommended Geological Exploration Program

Our geological evaluation report concludes that the JB 1 Claim is located in an alpine area in a geological setting that is highly prospective for the discovery of important mineral deposits, particularly occurrences of gold, copper, nickel and platinum group metals. The area is at present somewhat remote, but there are evolving mining projects in the Tulsequah area and close to Atlin.

The Atlin area has been a mining district for more than one hundred years and, during that time, a large database of geological and mining information has been created. Much of that data is available in the files of government agencies, particularly those of regional geologists, in published literature, and in various research papers and university theses. These reports note the presence of mercury which is an element that commonly occurs with gold.

In his geological report, Mr. Ostensoe, recommended that a four-phase continuing exploration program be undertaken on the property to determine the prime localities of mineralization on which to focus concentrated exploration. The four-phase program consists of the following:

Phase	Exploration Program	Cost	Status
Phase I	Review historic data for initial evaluation in the field; geochemical sampling and reconnaissance work; analyses of 20 rock samples and 50 stream sediment and soil samples.	$5,060	In Progress. Expected to be completed in the Spring of 2007.
Phase II	Review data and prepare recommendations; grid preparation, geological mapping, magnetometer and soil surveys; trenching; analyses of 15 rock and 50 soil samples.	$7,420	Expected to be completed in the Fall of 2007, depending on the results of Phase I.
Phase III	Continue surveys and sampling work; trenching and drilling; continue assessment; helicopter-supported grid preparation and magnetometer and electromagnetic survey.	$10,000	Expected to be completed in 2008, depending on the results of Phase II.
Phase IV	Further exploration; road building; trenching and rotary or core drilling.	$75,000 - $100,000	Expected to be completed in 2009, depending on the results of Phase III.
	Total Estimated Cost	$122,480*

*	Based on the upper estimate of $100,000 for Phase IV.

Work on Phase I of the exploration program has commenced and is expected to be completed sometime in the Spring of 2007.

As of August 31, 2006, we had cash on hand of $66,089 and a working capital surplus of $56,662 . We currently have sufficient capital resources to meet the estimated costs of completing Phases I, II and III of our proposed exploration program. However, if the actual costs of our exploration program are greater than estimated, we may require additional financing. In addition, if we decide to proceed beyond Phase III of our exploration program, we may require additional financing. Currently, we do not have any additional financing arrangements.

Current State of Exploration

We have only recently commenced exploration of the JB 1 Claim and this exploration is currently in the preliminary stages. Our planned exploration program is exploratory in nature and there are no assurances that any mineral reserves will ever be found.

Work completed in September of 2006 consisted of collection of 13 stream silt samples from a tributary of Gold Bottom Creek that intersects the JB 1 Claim and collection of 3 rock samples from the Claim. Mineralization in the samples indicates the property is prospective for gold, nickel and platinum.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Province of British Columbia, Canada. The main agency that governs the exploration of minerals in the Province of British Columbia is the Ministry of Mines. The Ministry of Mines manages the development of British Columbia’s mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Ministry of Mines regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment.

The material legislation applicable to us is the British Columbia Mineral Tenure Act, and the British Columbia Mines Act, as well as the Health, Safety and Reclamation Code and the Mineral Exploration Code. The Mineral Tenure Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral titles in British Columbia. The Mineral Tenure Act also governs the issuance of leases which are long term entitlements to minerals.

All mineral exploration activities carried out on a mineral claim or mining lease in British Columbia must be done in compliance with the Mines Act. The Mines Act applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment. It outlines the powers of the Chief Inspector of Mines to inspect mines, the procedures for obtaining permits to commence work in, on or about a mine, and other procedures to be observed at a mine. Additionally, the provisions of the Health, Safety and Reclamation Code for mines in British Columbia contain standards for employment, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs, and site supervision. Also, the Mineral Exploration Code contains standards for exploration activities including construction and maintenance, site preparation, drilling, trenching and work in and about a water body.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. If the exploration activities require the falling of timber, then either a free use permit or a license to cut must be issued by the Ministry of Forests. Items such as waste approvals may be required from the Ministry of Environment if the proposed exploration activities are significantly large enough to warrant them. Waste approvals refer to the disposal of rock materials removed from the earth which must be reclaimed. An environmental impact statement may be required.

We have not budgeted for regulatory compliance costs in the proposed work program recommended by the geological report.

The Mineral Tenure Act requires that a holder of title to mineral claims must spend at least $4.00 CDN (approximately $3.60 US) per hectare per year in order to keep the property in good standing for the first three years and $8.00 (approximately $7.20 US) per hectare thereafter. The JB 1 Claim consists of an area of approximately 796.535 hectares. As such, our annual fee with respect to the JB 1 Claim is expected to be approximately $3,186 CDN (approximately $2,868 US) each year prior to March 29 for the first three years, in order to keep the JB 1 Claim current. Thereafter, the minimum exploration work/fee payable will increase to $6,372 CDN (approximately $5,735 US) per year.

We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings, our competitive position, or us in the event that a potentially economic deposit is discovered.

If we anticipate disturbing ground during our mineral exploration activities, we will be required to make an application under the Mines Act for a permit. A permit is issued within 45 days of a complete and satisfactory application. We do not anticipate any difficulties in obtaining a permit, if needed. The initial exploration activities on the JB 1 Claim (geochemical sampling and reconnaissance work, grid preparation, geological mapping, and magnetometer and soil surveys) do not involve ground disturbance and as a result do not, at this time, require a work permit. Any follow-up trenching and/or drilling will require permits, applications for which will be submitted well in advance of the planned work.

If we enter the production phase, of which there is no assurance, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. The regulatory requirements that we will have to meet will likely include:

(i)	Ensuring that any water discharge meets drinking water standards;

(ii)	Dust generation will have to be minimal or otherwise re-mediated;

(iii)	Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;

(iv)	All materials to be left on the surface will need to be environmentally benign;

(v)	Ground water will have to be monitored for any potential contaminants;

(vi)	The socio-economic impact of the project will have to be evaluated and, if deemed negative, will have to be re-mediated; and

(vii)	There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

Competition

We are an exploration stage company. We compete with other mineral resource exploration and development companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration and development companies with whom we compete have greater financial and technical resources than we do. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral property.

Employees

As of the date of this prospectus, we have no employees other than our sole executive officer and director. We conduct our business largely through consultants.

Research and Development Expenditures

We have not incurred any research expenditures since our incorporation. We have expended approximately $5,950 on our exploration program as of the date of this prospectus.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operation

Our plan of operation is to conduct mineral exploration activities on the JB 1 Claim in order to assess whether the property contains mineral reserves capable of commercial extraction. Our exploration program is designed to explore for commercially viable mineral deposits. We have not, nor has any predecessor, identified any commercially exploitable reserves of these minerals on the JB 1 Claim.

We received a geological evaluation report on the JB 1 Claim entitled “Report and Recommendations JB 1 Claim Tenure No. 530766, Atlin Mining District Northwestern British Columbia Canada” prepared by Mr. Ostensoe on April 23, 2006. The geological report summarizes the results of the history of the exploration of the mineral claim, the regional and local geology of the mineral claim and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claim and recommends a further geological exploration program on the mineral claim. During the next 12 months, we intend to proceed with Phase I of our exploration program and, depending on the results of Phase I, Phase II of our exploration program. Phases I and II of our exploration program involve the following:

Phase	Exploration Program	Cost	Status

Phase I	Review historic data for initial evaluation in the field; geochemical sampling and reconnaissance work; analyses of 20 rock samples and 50 stream sediment and soil samples.	$5,060	In Progress. Expected to be completed in the Spring of 2007.

Phase II	Review data and prepare recommendations; grid preparation, geological mapping, magnetometer and soil surveys; trenching; analyses of 15 rock and 50 soil samples.	$7,420	Expected to be completed in the Fall of 2007, depending on the results of Phase I.

Phase I of our exploration program has commenced and is expected to be completed sometime in the Spring of 2007. A decision on whether to proceed beyond Phase I of our exploration program will be made by assessing whether the results of Phase I are sufficiently positive. In making this decision, we will rely on the recommendations of our geological consultant. The decision of the consultant whether or not to recommend proceeding to the next phase of our exploration program will be based on a number of factors, including his subjective judgment, and will depend primarily on the results of the immediately preceding exploration stage.

As of August 31, 2006, we had cash on hand of $66,089 . We have sufficient cash on hand to pay the anticipated costs of Phases I, II and III of our proposed exploration program. However, there are no assurances that the actual costs of completing this exploration program will not exceed our estimates of those costs. If the actual costs of the exploration program are substantially greater than what we have estimated, we may be required to seek additional financing. In addition, if we decide to proceed with additional work beyond Phase III, of which there is no assurance, we may also be required to seek additional financing. We currently do not have any arrangements for additional financing.

During the exploration stage of our business, our sole officer and director will be devoting approximately 25% of his time to our business. We do not foresee this limited involvement as negatively impacting our company over the next twelve months since all exploratory work has been, and will continue to be, performed by outside consultants. Additionally, we will not have a need to hire any employees over the next twelve months, nor do we plan to make any purchases of equipment over the next twelve months. Outside consultants will be expected to provide all tools needed for the exploratory work being conducted.

We anticipate that we will incur the following expenses over the next twelve months:

Category	Planned Expenditures Over The Next 12 Months (US$)
Legal and Accounting Fees(1)	$20,000
Office Expenses	$3,000
Mineral Property Exploration Expenses	$12,480
TOTAL	$35,480
Notes:
(1)	Excluding the estimated costs of this Offering of $32,016.

LIQUIDITY AND CAPITAL RESOURCES

Working Capital
			Percentage
	At August 31, 2006	At May 31, 2006	Increase / Decrease
Current Assets	$68,054	$73,707	(7.7)%
Current Liabilities	(11,392)	(12,288)	(7.3)%
Working Capital (Deficit)	$56,662	$61,419	(7.7)%

Cash Flows
	Three Months Ended August 31,	Three Months Ended August 31,	Period from Inception to
	2006	2005	August 31, 2006
Cash Flows Used In Operating Activities	$(10,664)	$(666)	$(21,901)
Cash Flows Used in Investing Activities	-	(3,304)	(3,304)
Cash Flows Provided By Financing Activities	3,046	6,500	91,294
Increase (Decrease) In Cash During Period	$(7,618)	$2,530	$66,089

As of August 31, 2006, we had cash on hand of $66,089 and a working capital surplus of $56,662. We have incurred an accumulated net loss of $25,498 for the period from the date of our inception on November 16, 2004 to August 31, 2006 and have not attained profitable operations to date.

Future Financing

Currently, we have sufficient capital resources to meet the anticipated costs of Phases I, II and III of our exploration plan. If actual costs are substantially greater than what we have anticipated, we may be required to seek additional financing. In addition, if we decide to proceed beyond Phase III, of which there are no assurances, we may also require additional financing. We anticipate relying on equity sales of our common stock in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing stockholders. There is no assurance that we will achieve any of additional sales of our equity securities or arrange for debt or other financing to fund our planned business activities. We may also rely on loans from our sole executive officer and director, Andrew Jarvis; however, there are no assurances that Mr. Jarvis will provide us with any additional funds.

Currently, we do not have any arrangements for additional financing. There is no assurance that we will be able to obtain additional financing if and when required. We anticipate that any additional financing may be in the form of sales of additional shares of our common stock which may result in dilution to our current shareholders.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

DESCRIPTION OF PROPERTY

We currently do not own any physical property or own any real property. We purchased the JB 1 Claim from Andrew Jarvis at a cost of $4,000 CDN (approximately $3,304 USD). Title to the JB 1 Claim is currently held by our wholly owned subsidiary, Norstar Explorations Ltd.

We rent office space located at 1621 Freeway Drive, Suite 209, Mount Vernon, WA, 98273. This office space consists of approximately 90 square feet, which we rent at a cost of $180 per month. This rental is on a month-to-month basis without a formal contract.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than as noted in this section:

1.	Any of our directors or officers;
2.	Any person proposed as a nominee for election as a director;
3.	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
4.	Any of our promoters; and
5.	Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

On March 16, 2005, we issued 5,500,000 shares of common stock to our sole executive officer and sole director, Andrew Jarvis, at a price of $0.001 per share. The shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Securities Act. We purchased the JB 1 Claim from Mr. Jarvis at a cost of $4,000 CDN (approximately $3,304 USD) in March, 2005. Title to the JB 1 Claim is currently held by our wholly owned subsidiary, Norstar Explorations Ltd.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is currently no public market for our common stock. We anticipate making an application for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this prospectus, we have forty eight (48) registered stockholders.

Rule 144 Shares

As of the date of this prospectus, there are 93,000 shares of our common stock available for resale to the public under Rule 144 of the Securities Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 93,000 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Outstanding Options, Warrants or Convertible Securities

As of the date of this prospectus, we do not have any outstanding options, warrants to purchase our common stock or securities convertible into shares of our common stock.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other persons.

We are paying the expenses of the Offering because we seek to: (i) become a reporting company with the SEC under the Exchange Act; and (ii) enable our common stock to be traded on the OTC Bulletin Board. We plan to file a Form 8-A registration statement with the SEC concurrently with, or immediately following, the effectiveness of this Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the SEC under the Exchange Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the Exchange Act in order for our common stock to be eligible for trading on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing stockholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our exploration programs, we may need to raise additional capital. We believe that obtaining reporting company status under the Exchange Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our Articles of Incorporation or Bylaws that would prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Management Compensation

The table below summarizes all compensation awarded to, earned by, or paid to our executive officer by any person for all services rendered in all capacities to us for the period from our inception through our fiscal year ended May 31, 2006.

Name	Title	Annual Compensation				Long Term Compensation
		Year	Salary ($)	Bonus	Other Annual Compensation	Restricted Stock Awarded	Options/* SARs (#)	LTIP payouts ($)	All Other Compensation
Andrew Jarvis	President, Secretary, Treasurer, and Director	2006 2005	$0 $0	$0 $0	$0 $0	0 0	0 0	$0 $0	$0 $0

Stock Option Grants

We do not have any stock options outstanding. No stock options or stock appreciation rights under any stock incentive plans were granted to our sole officer and director since our inception.

FINANCIAL STATEMENTS

Index to Financial Statements:

1.	Audited financial statements for the year ended May 31, 2006, including:

	(a)	Report of Independent Registered Public Accounting Firm;

	(b)	Consolidated Balance Sheets as at May 31, 2006 and May 31, 2005;

(c)

Consolidated Statements of Operations for the year ended May 31, 2006, for the period November 16, 2004 (date of inception) to May 31, 2005 and for the period from inception on November 16, 2004 to May 31, 2006;

(d)

Consolidated Statements of Cash Flows for the year ended May 31, 2006, for the period November 16, 2004 (date of inception) to May 31, 2005 and for the period from inception on November 16, 2004 to May 31, 2006;

	(e)	Consolidated Statement of Stockholders' Equity for the period from inception on November 16, 2004 to May 31, 2006; and

	(f)	Notes to the Consolidated Financial Statements.

2.	Unaudited interim financial statements for the three months ended August 31, 2006, including:

	(a)	Consolidated Balance Sheets as at August 31, 2006 and May 31, 2006;

	(b)	Consolidated Statements of Operations for the three months ended August 31, 2006 and August 31, 2005 and for the period from inception on November 16, 2004 to August 31, 2006;

	(c)	Consolidated Statements of Cash Flows for the three months ended August 31, 2006 and August 31, 2005 and for the period from inception on November 16, 2004 to August 31, 2006;

	(d)	Consolidated Statement of Stockholders' Equity for the period from inception on November 16, 2004 to August 31, 2006; and

	(e)	Notes to the Consolidated Financial Statements.

WESTMONT RESOURCES INC.

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

(Stated in U.S. Dollars)

MAY 31, 2006 and 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Westmont Resources Inc.
(An Exploration Stage Company)

We have audited the accompanying consolidated balance sheets of Westmont Resources Inc. (the “Company”) (an Exploration Stage Company) as at May 31, 2006 and 2005, the related consolidated statements of operations and cash flows for the year ended May 31, 2006, from November 16, 2004 (inception) to May 31, 2005 and from November 16, 2004 (inception) to May 31, 2006 and the related consolidated statement of stockholders’ equity for the period from November 16, 2004 (inception) to May 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Westmont Resources Inc. (an Exploration Stage Company) as at May 31, 2006 and 2005, the results of its operations and its cash flows for the year ended May 31, 2006, from November 16, 2004 (inception) to May 31, 2005 and from November 16, 2004 (inception) to May 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ TELFORD SADOVNICK, P.L.L.C.

CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington
September 6, 2006

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
(Stated in U.S. Dollars)
MAY 31, 2006 and 2005

	2006	2005

ASSETS

CURRENT ASSETS
Cash	$73,707	$13,607
Prepaid expenses	-	1,599

	$73,707	$15,206

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$6,200	$433
Due to related party	6,088	3,088

	12,288	3,521

STOCKHOLDERS’ EQUITY
Capital stock
Authorized:
75,000,000 common voting shares, $0.001 par value,
Issued and outstanding:
9,333,000 common shares (May 31, 2005 – 5,500,000)	9,333	5,500
Additional paid-in capital	72,827	-
Share subscriptions received	-	10,700
Deficit accumulated during the exploration stage	(20,741)	(4,515)

	61,419	11,685

	$73,707	$15,206

The accompanying notes are an integral part of these consolidated financial statements

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in U.S. Dollars)

	Year	November 16,	November 16,
	ended	2004 (Inception)	2004 (Inception)
	May 31,	to May 31,	to May 31,
	2006	2005	2006

Expenses
Accounting and audit fees	$6,200	$-	$6,200
Impairment loss - mineral property acquisition
costs	3,304	-	3,304
Incorporation costs	-	790	790
Legal	1,358	2,791	4,149
Management services	6,000	2,500	8,500
Mineral property exploration costs	2,646	-	2,646
Office and sundry	1,827	772	2,599
Travel and promotion	891	162	1,053

	22,226	7,015	29,241
Other income
Donated management services	(6,000)	(2,500)	(8,500)

Net Loss for the Period	$16,226	$4,515	$20,741

Basic loss per common share	$0.00	$0.00

Weighted average number of common shares
outstanding	5,510,501	2,076,531

The accompanying notes are an integral part of these consolidated financial statements

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in U.S. Dollars)

	Year	November 16,	November 16, 2004
	ended	2004 (Inception)	(Inception) to May
	May 31,	to May 31,	31,
	2006	2005	2006

Cash provided by (used in):
Operating Activities
Net loss for the period	$(16,226)	$(4,515)	$(20,741)
Adjustments to reconcile net loss to cash:
Management services	6,000	2,500	8,500
Impairment loss – mineral property
acquisition costs	3,304	-	3,304
Donated management services	(6,000)	(2,500)	(8,500)
Changes in non-cash working capital related
to operations:
Prepaid expenses	1,599	(1,599)	-
Accounts payable and accrued liabilities	5,767	433	6,200

	(5,556)	(5,681)	(11,237)

Investing Activity
Mineral property acquisition costs	(3,304)	-	(3,304)

	(3,304)	-	(3,304)

Financing Activities
Proceeds on sale of common stock	76,660	5,500	82,160
Share subscriptions received (receivable)	(10,700)	10,700	-
Advances from related party	3,000	3,088	6,088

	68,960	19,288	88,248

Increase in Cash during the period	60,100	13,607	73,707

Cash, beginning of the period	13,607	-	-

Cash, end of the period	$73,707	$13,607	$73,707

Supplemental Disclosure of Cash Flow Information:
Interest paid	$-	$-	$-

Income taxes paid	$-	$-	$-

Non-cash transactions:
Donated management services	$6,000	$2,500	$8,500

The accompanying notes are an integral part of these consolidated financial statements

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Stated in U.S. Dollars)
for the period November 16, 2004 (Inception) to May 31, 2006

					Deficit
				Share	Accumulated
			Additional	Subscriptions	During the
	Common Shares		Paid-in	Received	Exploration
	Number	Par Value	Capital	(Receivable)	Stage	Total

Balance, November 16, 2004	-	$-	$-	$-	$-	$-

Capital stock issued for cash:
– at $0.001 per share	5,500,000	5,500	-	-	-	5,500
Share subscriptions received	-	-	-	10,700	-	10,700
Net loss for the period	-	-	-	-	(4,515)	(4,515)

Balance, May 31, 2005	5,500,000	5,500	-	10,700	(4,515)	11,685

Capital stock issued for cash:
– at $0.02 per share	3,833,000	3,833	72,827	-	-	76,660
Share subscriptions receivable	-	-	-	(10,700)	-	(10,700)
Net loss for the year	-	-	-	-	(16,226)	(16,226)

Balance, May 31, 2006	9,333,000	$9,333	$72,827	$-	$(20,741)	$61,419

The accompanying notes are an integral part of these consolidated financial statements

F-6

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. Dollars)
May 31, 2006 and 2005

Note 1	NATURE OF OPERATIONS

Organization

Westmont Resources Inc. (“the Company”) was incorporated in the State of Nevada, U.S.A., on November 16, 2004. The Company’s principal executive offices are in Mt. Vernon, Washington .

On March 9, 2005, the Company formed a wholly-owned subsidiary, known as Norstar Explorations Ltd. (“Norstar”), a company incorporated in British Columbia, Canada.

Exploration Stage Activities

The Company has been in the exploration stage, as defined in the Statement of Financial Accounting Standards No. 7, since its formation for the purpose of acquiring exploration and development stage natural resource properties. It has not yet realized any revenues from its planned operations. The Company has not commenced business operations.

Risk Factors

As shown in the accompanying consolidated financial statements, the Company has incurred a net loss of $20,741 for the period from November 16, 2004 (inception) to May 31, 2006, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its natural resource properties. Management has plans to seek additional capital through a private placement and public offering of its common stock. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Note 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

The consolidated financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. Dollars)
May 31, 2006 and 2005

Note 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Norstar Explorations Ltd. (a British Columbia corporation). All significant inter-company balances and transactions have been eliminated on consolidation.

Organization and Start-up Costs

Costs of start up activities, including organizational costs, are expensed as incurred.

Acquisition, Exploration and Evaluation Expenditures

The Company is an exploration stage mining company and has not yet realized any revenue from its operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. For the purpose of preparing financial information, all costs associated with a property that has the potential to add to the Company's proven and probable reserves are expensed until a final feasibility study demonstrating the existence of proven and probable reserves is completed. No costs have been capitalized in the periods covered by these financial statements. Once capitalized, such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

Management periodically reviews the carrying value of its investments in mineral leases and claims with internal and external mining related professionals. A decision to abandon, reduce or expand a specific project is based upon many factors including general and specific assessments of mineral deposits, anticipated future mineral prices, anticipated future costs of exploring, developing and operating a production mine, the expiration term and ongoing expenses of maintaining mineral properties and the general likelihood that the Company will continue exploration on such project. The Company does not set a pre-determined holding period for properties with unproven deposits, however, properties which have not demonstrated suitable metal concentrations at the conclusion of each phase of an exploration program are re-evaluated to determine if future exploration is warranted, whether there has been any impairment in value and that their carrying values are appropriate.

If an area of interest is abandoned or it is determined that its carrying value cannot be supported by future production or sale, the related costs are charged against operations in the year of abandonment or determination of value. The amounts recorded as mineral leases and claims represent costs to date and do not necessarily reflect present or future values.

The Company’s exploration activities and proposed mine development are subject to various laws and regulations governing the protection of the environment. These laws are continually changing, generally becoming more restrictive. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

The accumulated costs of properties that are developed on the stage of commercial production will be amortized to operations through unit-of-production depletion.

Cash

Cash consists of cash on deposit with high quality major financial institutions, and to date has not experienced losses on any of its balances. The carrying amounts approximated fair market value due to the liquidity of these deposits. For purposes of the consolidated balance sheets and consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. At May 31, 2006, and 2005, the Company had no cash equivalents.

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. Dollars)
May 31, 2006 and 2005

Note 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial Instruments

The Company’s financial instruments consist of cash, accounts payable and accrued liabilities and due to related party.

Unless otherwise noted, it is management’s opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values, unless otherwise noted.

Basic and Diluted Loss Per Share

In accordance with Statement of Financial Accounting Standards No. 128 (“SFAS 128”), “Earnings Per Share,” the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive. At May 31, 2006 and 2005, the Company has no common stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

i)	monetary items at the exchange rate prevailing at the balance sheet date;

ii)	non-monetary items at the historical exchange rate;

iii)	revenue and expenses at the average rate in effect during the applicable accounting period.

Translation adjustments resulting from this process are recorded in Stockholders’ Equity as a component of Accumulated Other Comprehensive Income (Loss).

Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are recorded in the Statement of Operations.

Stock-Based Compensation

The Company measures compensation cost for stock-based compensation using the intrinsic value method of accounting as prescribed by Accounting Principles Board Opinion No. 25 (“APB 25”) “Accounting for Stock Issued to Employees”. The Company has adopted those provisions of Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation”, which require disclosure of the pro-forma effect on net earnings and earnings per share as if compensation cost had been recognized based upon the estimated fair value at the date of grant for options awarded.

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. Dollars)
May 31, 2006 and 2005

Note 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

Income taxes are recognized in accordance with Statement of Financial Accounting Standards No. 109 (“SFAS 109”), “Accounting for Income Taxes”, whereby deferred income tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. A valuation allowance is recognized on deferred tax assets when it is more likely than not that some or all of these deferred tax assets will not be realized.

Segmented Information

The Company follows FAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” about operating segments in financial statements, as well as additional disclosures about products and services, geographic areas and major customers.

The Company conducts substantially all of its operations in Canada in one business segment.

Use of Estimates

The preparation of consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Actual results may differ from the estimates.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. In such cases, the amount of the impairment is determined based on the relative fair values of the impaired assets.

Revenue Recognition

The Company recognizes revenue in accordance with the criteria outlined in Securities Exchange Commission Staff Accounting Bulletin No. 104 (“SAP 104”), “Revenue Recognition”. Revenues will be recognized once they are earned; specifically when: (a) services are provided or products are delivered to customers, (b) clear proof that an arrangement exists, (c) amounts are fixed or can be determined, and (d) the Company’s ability to collect is reasonably assured.

Environmental Costs

Environmental expenditures that relate to current operations are charged to operations or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to operations. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. Dollars)
May 31, 2006 and 2005

Note 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising Costs

Advertising costs are expensed as incurred. No advertising costs were incurred in the current fiscal period.

Asset Retirement Obligations

The Company has adopted Statement of Financial Accounting Standards No. 143 (“SFAS 143”), “Accounting for Asset Retirement Obligations”, which requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset.

The cost of the tangible asset, including the initially recognized ARO, is depleted, such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash flow, discounted at the Company’s credit-adjusted risk-free interest rate. To date, no significant asset retirement obligation exists due to the early stage of exploration. Accordingly, no liability has been recorded.

Donated Capital

In accordance with Statement of Financial Accounting Standards No. 116 (“SFAS 116”), “Accounting for Contributions Received and Contributions Made”, the Company reflects donated capital, such as outright gifts to the Company by way of donated management services provided, in the Statement of Operations.

Donated management services are recognized if the services received (a) create or enhance non-financial assets, or (b) require specialized skills, are provided by individuals possessing these skills, and would typically need to be purchased if not provided by donation.

Exploration Stage Enterprise

The Company’s consolidated financial statements are prepared using the accrual method of accounting and according to the provisions of Statement of Financial Accounting Standards No. 7 (“SFAS 7”), “Accounting and Reporting for Development Stage Enterprises,” as it devotes substantially all of its efforts to acquiring and exploring mineral properties in British Columbia, Canada. Until such properties are acquired and developed, the Company will continue to prepare its consolidated financial statements and related disclosures in accordance with entities in the exploration stage.

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. Dollars)
May 31, 2006 and 2005

Note 3	RECENT ACCOUNTING PRONOUNCEMENTS

a)

On March 31, 2004, the Emerging Issues Task Force (“EITF”) issued EITF 04-2, “Whether Mineral Rights are Tangible or Intangible Assets” (“EITF 04-2”) which concluded that mineral interest conveyed by leases should be considered tangible assets. On April 30, 2004, the Financial Accounting Standards Board (“FASB”) issued amended SFAS 141 and SFAS 142 to provide that certain mineral use rights are considered tangible assets and that mineral use rights should be accounted for based on their substance. The amendment was effective for the first reporting period beginning after April 29, 2004, with early adoption permitted. The Company adopted EITF No. 04-2 on November 16, 2004.

b)

On March 31, 2004, the EITF issued EITF 04-3, “Mining Assets’ Impairment and Business Combinations” (“EITF 04-3”) which concluded that entities should generally include values in mining properties beyond proven and probable reserves and the effects of anticipated fluctuations in the future market price of minerals in determining the fair value of mining assets. The Company adopted EITF 04-3 on November 16, 2004. The adoption of EITF No. 04-2 and EITF 04-03 resulted in the Company capitalizing the acquisition costs for mineral properties acquired in 2005.

c)

In December 2004, FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123 (revised 2004)”), “Share-Based Payment”. This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non- employees in share-based payment transactions. The Statement replaces FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. The provisions of this Statement will be effective for the Company beginning with its fiscal year ending 2007. The Company has determined that the adoption of SFAS 123 (revised 2004) does not have an impact on its results of operations or financial position.

d)

In November 31, 2004, FASB issued Statement of Financial Accounting Standards No. 151 (“SFAS 151”), “Inventory Costs”. The adoption of SFAS 151 does not have an impact on the Company’s results of operations or financial position.

e)

In December 2004, FASB issued Statement of Financial Accounting Standards No. 153 (“SFAS 153”), “Exchanges of Non-monetary Assets – an amendment of APB Opinion No. 29”. The Company has determined that the adoption of SFAS 153 does not have an impact on the Company’s results of operations or financial position.

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. Dollars)
May 31, 2006 and 2005

Note 3	RECENT ACCOUNTING PRONOUNCEMENTS (continued)

f)

In March 2005, the FASB issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143”. Asset retirement obligations (AROs) are legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of a long-lived asset, except for certain obligations of lessees. FIN 47 clarifies that liabilities associated with asset retirement obligations whose timing or settlement method are conditional on future events should be recorded at fair value as soon as fair value is reasonably estimable. FIN 47 also provides guidance on the information required to reasonably estimate the fair value of the liability. FIN 47 is intended to result in more consistent recognition of liabilities relating to AROs among companies, more information about expected future cash outflows associated with those obligations stemming from the retirement of the asset(s) and more information about investments in long-lived assets because additional asset retirement costs will be recognized by increasing the carrying amounts of the assets identified to be retired. FIN 47 is effective for fiscal years ending after December 15, 2005. Management is currently evaluating the impact, which the adoption of this standard will have on the Company’s consolidated financial statements.

g)

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections”. This Statement replaces APB Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. The Company believes this Statement will have no impact on the consolidated financial statements of the Company.

h)

In November 2005, FASB issued FSP FAS 115-1 and FAS 124-1, “The Meaning of Other-Than- Temporary Impairment and Its Application to Certain Investments” (“FSP FAS 115-1”), which provides guidance on determining when investments in certain debt and equity securities are considered impaired, whether that impairment is other-than-temporary, and on measuring such impairment loss. FSP FAS 115-1 also includes accounting considerations subsequent to the recognition of an other-than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP FAS 115-1 is required to be applied to reporting periods beginning after December 15, 2005. The Company is required to adopt FSP FAS 115-1 in the second quarter of fiscal 2006. Management does not expect the adoption of this Statement will have a material impact on its results of operations or financial condition. Management is currently evaluating the impact, which the adoption of this standard will have on the Company’s consolidated financial statements.

Note 4	MINERAL PROPERTY

JB1 Claim

On March 21, 2005, the Company, through its wholly owned subsidiary, entered into a purchase agreement to acquire an undivided 100% interest in a 500 hectare mineral claim (known as the “JB1 Claim”) located in the Atlin Mining Division of British Columbia, Canada. Subsequent to the new British Columbia online staking system implemented in early 2005, on July 7, 2005, the original 500 hectare claim was fully converted to the new online grid system. As a result of this conversion, the JB 1 claim was extended out on three sides, and is now 796.535 hectares (approx. 1,968 acres) in size. The consideration was $3,304 (CAD$4,000) cash (paid June 24, 2005) on execution of the agreement.

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. Dollars)
May 31, 2006 and 2005

Note 4	MINERAL PROPERTY (continued)

JB1 Claim (continued)

In 2006, during the course of the Company’s strategic review of its mineral exploration operations, the Company recorded a net impairment charge of $3,304 relating to the impairment of its mineral acquisition costs, when it was determined that future undiscounted cash flows associated with these assets were insufficient to recover their carrying values. The impaired assets represent the Company’s total interest in mineral rights. These assets may have a nominal value, but were written down to $Nil.

Under mineral titles legislation, the Company is required to file assessment work to keep its claims in good standing, as follows:

i)	Complete exploration work of CDN$4 (approximately $3.60 US) per hectare each year for three years, then CDN$8 (approximately $7.20 US) per hectare each year afterwards; or

ii)	The payment of the equivalent of cash in lieu prior to March 29, 2007.

During the year the Company also incurred $2,646 (2005: $Nil) of mineral property exploration costs. To date the Company has incurred costs of $5,950 on the JB1 Claim.

Note 5	COMMON STOCK

The total number of common shares authorized that may be issued by the Company is 75,000,000 shares with a par value of $0.001 per share and no other class of shares is authorized.

During the period ended May 31, 2005, the Company issued 5,500,000 shares of common stock for total cash proceeds of $5,500. During the year ended May 31, 2006, the Company issued 3,833,000 shares of common stock for total cash proceeds of $76,660.

The Company has no stock option plan, warrants or other dilutive securities.

Note 6	RELATED PARTY TRANSACTIONS

The Company carried out a number of transactions with related parties in the normal course of business. These transactions were recorded at their exchange amount, which is the amount of consideration established and agreed to by the related parties.

a)	A director of the Company provided a loan of $6,088 as at May 31, 2006 (May 31, 2005 - $3,088) to the Company. The amount is unsecured, non-interest bearing and has no specified terms of repayment.

b)

The President of the Company provides management services to the Company. The services are valued at $500 per month. For the year ended May 31, 2006 donated management services of $6,000 (2005 - $2,500) were charged to operations.

c)

During the year ended May 31, 2005, the Company acquired from the President of the Company an undivided 100% interest in the JB1 Claim located in the Atlin Mining Division of British Columbia. The consideration was $3,304 (CAD$4,000) cash (paid June 24, 2005) on execution of the agreement.

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Stated in U.S. Dollars)
May 31, 2006 and 2005

Note 7	INCOME TAXES

The provision for income taxes differs from the result which would be obtained by applying the statutory income tax rate of 34% (2005 – 34%) to income before income taxes. The difference results from the following items:

	2006	2005

Computed expected (benefit of) income taxes	$(5,517)	$(1,535)

Increase in valuation allowance	5,517	1,535

Income tax provision	$-	$-

As of May 31, 2006 and 2005, the Company had net operating loss carryforwards of approximately $16,226 and $4,515 respectively, which expire through to 2026.

Significant components of the Company’s deferred income tax assets are as follows:

	2006	2005

Operating loss carryforward	$14,791	$4,515
Mineral property expenses	3,304	-
Exploration expenses	2,646	-
	20,741	4,515

Statutory tax rate	34%	34%

Deferred income tax asset	7,052	1,535
Valuation allowance	(7,052)	(1,535)

	$-	$-

Note 8	CONTRACTUAL OBLIGATIONS

The Company has no significant commitments or contractual obligations with any parties respecting executive compensation, consulting arrangements or other matters, except as disclosed. Rental of premises is pursuant to a lease entered into subsequently, on August 18, 2006, on a month-to-month basis at a rate of $180 per month.

WESTMONT RESOURCES INC.

(An Exploration Stage Company)

CONSOLIDATED INTERIM FINANCIAL STATEMENTS

AUGUST 31, 2006

(Stated in U.S. Dollars)

 (Unaudited)

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
(Stated in U.S. Dollars)
(unaudited)

	August 31,	May 31,
	2006	2006

ASSETS

CURRENT ASSETS
Cash	$66,089	$73,707
Prepaid expenses	1,965	-

	$68,054	$73,707

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$2,258	$6,200
Due to related party	9,134	6,088

	11,392	12,288

STOCKHOLDERS’ EQUITY
Capital stock
Authorized:
75,000,000 common voting shares, $0.001 par value,
Issued and outstanding:
9,333,000 common shares (May 31, 2006 – 9,333,000)	9,333	9,333
Additional paid-in capital	72,827	72,827
Deficit accumulated during the exploration stage	(25,498)	(20,741)

	56,662	61,419

	$68,054	$73,707

The accompanying notes are an integral part of these consolidated financial statements

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in U.S. Dollars)
(Unaudited)

	Three months	Three months	November 16,
	ended	ended	2004 (Inception)
	August 31,	August 31,	to August 31,
	2006	2005	2006

Expenses
Accounting and audit fees	$2,293	$-	$8,493
Impairment loss - mineral property acquisition
costs	-	3,304	3,304
Incorporation costs	-	-	790
Legal	958	210	5,107
Management services	1,500	1,500	10,000
Mineral property exploration costs	-	-	2,646
Office and sundry	646	23	3,245
Travel and promotion	860	-	1,913

	6,257	5,037	35,498
Other income
Donated management services	(1,500)	(1,500)	(10,000)

Net Loss for the Period	$4,757	$3,537	$25,498

Basic loss per common share	$0.00	$0.00

Weighted average number of common shares
outstanding	9,333,000	5,500,000

The accompanying notes are an integral part of these consolidated financial statements

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in U.S. Dollars)
(Unaudited)

	Three months	Three months	November 16, 2004
	ended	ended	(Inception) to August
	August 31,	August 31,	31,
	2006	2005	2006

Cash provided by (used in):
Operating Activities
Net loss for the period	$(4,757)	$(3,537)	$(25,498)
Adjustments to reconcile net loss to cash:
Management services	1,500	1,500	10,000
Impairment loss – mineral property
acquisition costs	-	3,304	3,304
Donated management services	(1,500)	(1,500)	(10,000)
Changes in non-cash working capital related
to operations:
Prepaid expenses	(1,965)	-	(1,965)
Accounts payable and accrued liabilities	(3,942)	(433)	2,258

	(10,664)	(666)	(21,901)

Investing Activity
Mineral property acquisition costs	-	(3,304)	(3,304)

	-	(3,304)	(3,304)

Financing Activities
Proceeds on sale of common stock	-	-	82,160
Share subscriptions received (receivable)	-	6,500	-
Advances from related party	3,046	-	9,134

	3,046	6,500	91,294

Increase (Decrease) in Cash during the period	(7,618)	2,530	66,089

Cash, beginning of the period	73,707	13,607	-

Cash, end of the period	$66,089	$16,137	$66,089

Supplemental Disclosure of Cash Flow Information:
Interest paid	$-	$-	$-

Income taxes paid	$-	$-	$-

Non-cash transactions:
Donated management services	$1,500	$1,500	$10,000

The accompanying notes are an integral part of these consolidated financial statements

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Stated in U.S. Dollars)
for the period November 16, 2004 (Inception) to August 31, 2006
(Unaudited)

					Deficit
				Share	Accumulated
			Additional	Subscriptions	During the
	Common Shares		Paid-in	Received	Exploration
	Number	Par Value	Capital	(Receivable)	Stage	Total

Balance, November 16, 2004	-	$-	$-	$-	$-	$-

Capital stock issued for cash:
– at $0.001 per share	5,500,000	5,500	-	-	-	5,500
Share subscriptions received	-	-	-	10,700	-	10,700
Net loss for the period	-	-	-	-	(4,515)	(4,515)

Balance, May 31, 2005	5,500,000	5,500	-	10,700	(4,515)	11,685

Capital stock issued for cash:
– at $0.02 per share	3,833,000	3,833	72,827	-	-	76,660
Share subscriptions receivable	-	-	-	(10,700)	-	(10,700)
Net loss for the year	-	-	-	-	(16,226)	(16,226)

Balance, May 31, 2006	9,333,000	9,333	72,827	-	(20,741)	61,419

Net loss for the period	-	-	-	-	(4,757)	(4,757)

Balance, August 31, 2006	9,333,000	$9,333	$72,827	$-	$(25,498)	$56,662

The accompanying notes are an integral part of these consolidated financial statements

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
August 31, 2006
(Unaudited)

Note 1	NATURE OF OPERATIONS

Organization

Westmont Resources Inc. (“the Company”) was incorporated in the State of Nevada, U.S.A., on November 16, 2004. The Company’s principal executive offices are in Mt. Vernon, Washington.

On March 9, 2005, the Company formed a wholly-owned subsidiary, known as Norstar Explorations Ltd. (“Norstar”), a company incorporated in British Columbia, Canada.

Exploration Stage Activities

The Company has been in the exploration stage, as defined in the Statement of Financial Accounting Standards No. 7, since its formation for the purpose of acquiring exploration and development stage natural resource properties. It has not yet realized any revenues from its planned operations. The Company has not commenced business operations.

Risk Factors

As shown in the accompanying consolidated financial statements, the Company has incurred a net loss of $25,498 for the period from November 16, 2004 (inception) to August 31, 2006, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its natural resource properties. Management has plans to seek additional capital through a private placement and public offering of its common stock. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Note 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited interim financial statements have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these financial statements have been included. Such adjustments consist of normal recurring adjustments. These interim financial statements should be read in conjunction with the audited financial statements of the Company for the fiscal period ended May 31, 2006.

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
August 31, 2006
(Unaudited)

Note 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The results of operations for the three months ended August 31, 2006, are not indicative of the results that may be expected for the full year.

The consolidated financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Norstar Explorations Ltd. (a British Columbia corporation). All significant inter-company balances and transactions have been eliminated on consolidation.

Organization and Start-up Costs

Costs of start up activities, including organizational costs, are expensed as incurred.

Exploration expenditures

The Company is an exploration stage mining company and has not yet realized any revenue from its operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. For the purpose of preparing financial information, all costs associated with a property that has the potential to add to the Company's proven and probable reserves are expensed until a final feasibility study demonstrating the existence of proven and probable reserves is completed. No costs have been capitalized in the periods covered by these financial statements. Once capitalized, such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

Management periodically reviews the carrying value of its investments in mineral leases and claims with internal and external mining related professionals. A decision to abandon, reduce or expand a specific project is based upon many factors including general and specific assessments of mineral deposits, anticipated future mineral prices, anticipated future costs of exploring, developing and operating a production mine, the expiration term and ongoing expenses of maintaining mineral properties and the general likelihood that the Company will continue exploration on such project. The Company does not set a pre-determined holding period for properties with unproven deposits, however, properties which have not demonstrated suitable metal concentrations at the conclusion of each phase of an exploration program are re-evaluated to determine if future exploration is warranted, whether there has been any impairment in value and that their carrying values are appropriate.

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
August 31, 2006
(Unaudited)

Note 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

If an area of interest is abandoned or it is determined that its carrying value cannot be supported by future production or sale, the related costs are charged against operations in the year of abandonment or determination of value. The amounts recorded as mineral leases and claims represent costs to date and do not necessarily reflect present or future values.

The Company’s exploration activities and proposed mine development are subject to various laws and regulations governing the protection of the environment. These laws are continually changing, generally becoming more restrictive. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations. The accumulated costs of properties that are developed on the stage of commercial production will be amortized to operations through unit-of-production depletion.

Cash

Cash consists of cash on deposit with high quality major financial institutions, and to date has not experienced losses on any of its balances. The carrying amounts approximated fair market value due to the liquidity of these deposits. For purposes of the consolidated balance sheets and consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. At August 31, 2006, and 2005, the Company had no cash equivalents.

Financial Instruments

The Company’s financial instruments consist of cash, accounts payable and accrued liabilities and due to related party.

Unless otherwise noted, it is management’s opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values, unless otherwise noted.

Basic and Diluted Loss Per Share

In accordance with Statement of Financial Accounting Standards No. 128 (“SFAS 128”), “Earnings Per Share,” the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive. At August 31, 2006 and 2005, the Company has no common stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
August 31, 2006
(Unaudited)

Note 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

i)	monetary items at the exchange rate prevailing at the balance sheet date;

ii)	non-monetary items at the historical exchange rate;

iii)	revenue and expenses at the average rate in effect during the applicable accounting period.

Translation adjustments resulting from this process are recorded in Stockholders’ Equity as a component of Accumulated Other Comprehensive Income (Loss). Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are recorded in the Statement of Operations.

Stock-Based Compensation

The Company measures compensation cost for stock-based compensation using the intrinsic value method of accounting as prescribed by Accounting Principles Board Opinion No. 25 (“APB 25”) “Accounting for Stock Issued to Employees”. The Company has adopted those provisions of Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation”, which require disclosure of the pro-forma effect on net earnings and earnings per share as if compensation cost had been recognized based upon the estimated fair value at the date of grant for options awarded.

Income Taxes

Income taxes are recognized in accordance with Statement of Financial Accounting Standards No. 109 (“SFAS 109”), “Accounting for Income Taxes”, whereby deferred income tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. A valuation allowance is recognized on deferred tax assets when it is more likely than not that some or all of these deferred tax assets will not be realized.

Segmented Information

The Company follows FAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” about operating segments in financial statements, as well as additional disclosures about products and services, geographic areas and major customers.

The Company conducts substantially all of its operations in Canada in one business segment.

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
August 31, 2006
(Unaudited)

Note 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Actual results may differ from the estimates.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. In such cases, the amount of the impairment is determined based on the relative fair values of the impaired assets.

Revenue Recognition

The Company recognizes revenue in accordance with the criteria outlined in Securities Exchange Commission Staff Accounting Bulletin No. 104 (“SAP 104”), “Revenue Recognition”. Revenues will be recognized once they are earned; specifically when: (a) services are provided or products are delivered to customers, (b) clear proof that an arrangement exists, (c) amounts are fixed or can be determined, and (d) the Company’s ability to collect is reasonably assured.

Environmental Costs

Environmental expenditures that relate to current operations are charged to operations or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to operations. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.

Advertising Costs

Advertising costs are expensed as incurred. No advertising costs were incurred in the current fiscal period.

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
August 31, 2006
(Unaudited)

Note 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Asset Retirement Obligations

The Company has adopted Statement of Financial Accounting Standards No. 143 (“SFAS 143”), “Accounting for Asset Retirement Obligations”, which requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset.

The cost of the tangible asset, including the initially recognized ARO, is depleted, such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash flow, discounted at the Company’s credit-adjusted risk-free interest rate. To date, no significant asset retirement obligation exists due to the early stage of exploration. Accordingly, no liability has been recorded.

Donated Capital

In accordance with Statement of Financial Accounting Standards No. 116 (“SFAS 116”), “Accounting for Contributions Received and Contributions Made”, the Company reflects donated capital, such as outright gifts to the Company by way of donated management services provided, in the Statement of Operations.

Donated management services are recognized if the services received (a) create or enhance non-financial assets, or (b) require specialized skills, are provided by individuals possessing these skills, and would typically need to be purchased if not provided by donation.

Exploration Stage Enterprise

The Company’s consolidated financial statements are prepared using the accrual method of accounting and according to the provisions of Statement of Financial Accounting Standards No. 7 (“SFAS 7”), “Accounting and Reporting for Development Stage Enterprises,” as it devotes substantially all of its efforts to acquiring and exploring mineral properties in British Columbia, Canada. Until such properties are acquired and developed, the Company will continue to prepare its consolidated financial statements and related disclosures in accordance with entities in the exploration stage.

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
August 31, 2006
(Unaudited)

Note 3	MINERAL PROPERTY

JB1 Claim

On March 21, 2005, the Company, through its wholly owned subsidiary, entered into a purchase agreement to acquire an undivided 100% interest in a 500 hectare (1,235.5 acre) mineral claim (known as the “JB1 Claim”) located in the Atlin Mining Division of British Columbia, Canada. Subsequent to the new British Columbia online staking system implemented in early 2005, on July 7, 2005, the original 500 hectare claim was fully converted to the new online grid system. As a result of this conversion, the JB 1 claim was extended out on three sides, and is now 796.535 hectares (approx. 1,968 acres) in size. The consideration was $3,304 (CAD$4,000) cash (paid June 24, 2005) on execution of the agreement.

In 2006, during the course of the Company’s strategic review of its mineral exploration operations, the Company recorded a net impairment charge of $3,304 relating to the impairment of its mineral acquisition costs, when it was determined that future undiscounted cash flows associated with these assets were insufficient to recover their carrying values. The impaired assets represent the Company’s total interest in mineral rights. These assets may have a nominal value, but were written down to $Nil.

Under mineral titles legislation, the Company is required to file assessment work to keep its claims in good standing, as follows:

i)	Complete exploration work of CDN$4 (approximately $3.60 US) per hectare each year for three years, then CDN$8 (approximately $7.20 US) per hectare each year afterwards; or

ii)	The payment of the equivalent of cash in lieu prior to March 29, 2007.

During the year the Company also incurred $2,646 (2005: $Nil) of mineral property exploration costs. To date the Company has incurred costs of $5,950 on the JB1 Claim.

Note 4	COMMON STOCK

The total number of common shares authorized that may be issued by the Company is 75,000,000 shares with a par value of $0.001 per share and no other class of shares is authorized.

During the period ended May 31, 2005, the Company issued 5,500,000 shares of common stock for total cash proceeds of $5,500. During the year ended May 31, 2006, the Company issued 3,833,000 shares of common stock for total cash proceeds of $76,660.

As at August 31, 2006, the Company has no stock option plan, warrants or other dilutive securities.

WESTMONT RESOURCES INC.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
August 31, 2006
(Unaudited)

Note 5	RELATED PARTY TRANSACTIONS

The Company carried out a number of transactions with related parties in the normal course of business. These transactions were recorded at their exchange amount, which is the amount of consideration established and agreed to by the related parties.

a)	A director of the Company provided a loan of $9,134 as at August 31, 2006 (May 31, 2006 - $6,088) to the Company. The amount is unsecured, non-interest bearing and has no specified terms of repayment.

b)

The President of the Company provides management services to the Company. The services are valued at $500 per month. For the three months ended August 31, 2006 donated management services of $1,500 (2005 - $1,500) were charged to operations.

Note 6	CONTRACTUAL OBLIGATIONS

The Company has no significant commitments or contractual obligations with any parties respecting executive compensation, consulting arrangements or other matters, except as disclosed. Rental of premises is pursuant to a lease entered into on August 18, 2006, on a month-to-month basis at a rate of $180 per month.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of Westmont. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving Westmont, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this website.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”), our Articles of Incorporation and our Bylaws.

Indemnification

Chapter 78 of the NRS, pertaining to private corporations, provides that we are required to indemnify our officers and directors to the extent that they are successful in defending any actions or claims brought against them as a result of serving in that position, including criminal, civil, administrative or investigative actions and actions brought by or on behalf of Westmont.

Chapter 78 of the NRS further provides that we are permitted to indemnify our officers and directors for criminal, civil, administrative or investigative actions brought against them by third parties and for actions brought by or on behalf of Westmont, even if they are unsuccessful in defending that action, if the officer or director:

(a)	is not found liable for a breach of his or her fiduciary duties as an officer or director or to have engaged in intentional misconduct, fraud or a knowing violation of the law; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Westmont, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

However, with respect to actions brought by or on behalf of Westmont against our officers or directors, we are not permitted to indemnify our officers or directors where they are adjudged by a court, after the exhaustion of all appeals, to be liable to us or for amounts paid in settlement to Westmont, unless, and only to the extent that, a court determines that the officers or directors are entitled to be indemnified.

Section 42 of our Bylaws states that we will indemnify our officers and directors to the full extent permitted by law for any threatened, pending or completed actions or proceedings, whether they be civil, criminal, administrative or investigative, including actions or proceedings brought by or in the right of our company.

Advance of Expenses

As permitted by Chapter 78 of the NRS, our Bylaws, we are to advance funds to our officers or directors for the payment of expenses incurred in connection with defending a proceeding brought against them in advance of a final disposition of the action, suit or proceeding. However, as a condition of our doing so, the officers or directors to which funds are to be advanced must provide us with undertakings to repay any advanced amounts if it is ultimately determined that they are not entitled to be indemnified for those expenses.

Insurance

Chapter 78 of the NRS and our Bylaws also allow us to purchase and maintain insurance on behalf of our officers or directors, regardless of whether we have the authority to indemnify them against such liabilities or expenses.

ITEM 25.           OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this Offering are as follows:

Expenses(1)	US($)
SEC Registration Fee	$16
Transfer Agent Fees	$1,000
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$20,000
Miscellaneous	$1,000
Total	$32,016
Notes:
(1)	All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the Offering listed above. No portion of these expenses will be paid by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.           RECENT SALES OF UNREGISTERED SECURITIES

We issued 5,500,000 shares of our common stock on March 16, 2005 to Mr. Andrew Jarvis. Mr. Jarvis is our sole director and executive officer. These shares were issued pursuant to Section 4(2) of the Securities Act at a price of $0.001 per share, for total proceeds of $5,500. The 5,500,000 shares of common stock are restricted shares as defined in the Securities Act.

We completed an offering of 3,833,000 shares of our common stock at a price of $0.02 per share to a total of forty seven (47) purchasers on May 31, 2006. The total amount we received from this offering was $76,660. We completed the offering pursuant to Regulation S under the Securities Act. Each purchaser represented to us that they were not a “US person” as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

ITEM 27.           EXHIBITS

Exhibit
Number	Description of Exhibits

3.1	Articles of Incorporation. (1)

3.2	Bylaws, as amended. (1)

5.1	Opinion of O’Neill Law Group PLLC with consent to use. (1)

10.1	Purchase Agreement dated March 21, 2005 between Andrew Jarvis and Norstar Explorations Ltd. (1)

21.1	List of Subsidiaries. (1)

23.1	Consent of Telford Sadovnick, P.L.L.C., Certified Public Accountants.

23.2	Consent of Erik Ostensoe, P.Geo., Consulting Geologist.

(1)	Previously filed as an exhibit to our Registration Statement on Form SB-2 filed on October 13, 2006.

ITEM 28.           UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

	(a)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(c)	Include any additional or changed material information on the plan of distribution.

2.

To, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, on December 14, 2006 .

WESTMONT RESOURCES INC.

By: /s/ Andrew Jarvis
________________________________
ANDREW JARVIS
Chief Executive Officer, Chief Financial Officer, President, Secretary, and Treasurer (Principal Executive Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following person in the capacities and on the dates stated.

Signature	Title	Date

	Chief Executive Officer, Chief Financial Officer,	December 14, 2006
/s/ Andrew Jarvis	President, Secretary and Treasurer
and Director
ANDREW JARVIS	(Principal Executive Officer and
Principal Accounting Officer)